                       SECURITIES AND EXCHANGE COMMISSION

                             WASHINGTON, D.C. 20549


                                   FORM 8-K/A

                                 CURRENT REPORT

                     PURSUANT TO SECTION 13 OR 15(d) OF THE
                         SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 10, 1998

                        CONDOR TECHNOLOGY SOLUTIONS, INC.
             (Exact name of registrant as specified in its charter)


         DELAWARE                         0-23635               54-1814931
(State or other jurisdiction of          (Commission         (I.R.S. Employer
incorporation)                           File Number)       Identification No.)


170 JENNIFER ROAD, SUITE 325
ANNAPOLIS, MARYLAND                                                21401
(Address of principal executive offices)                         (Zip Code)


Registrant's telephone number, including area code:  (410) 266-8700


                                 NOT APPLICABLE
          (Former name or former address, if changed since last report)

ITEM 2.              ACQUISITION OR DISPOSITION OF ASSETS.

              As previously disclosed in a Current Report on Form 8-K filed December 22, 1998, on December 10, 1998, Condor Technology Solutions, Inc. (the "Company") through its wholly owned subsidiary, Global Core Strategies Acquisition, Inc., a Delaware corporation (the "Purchaser") acquired substantially all of the assets and going business of Global Core Strategies, Inc., a Connecticut corporation ("Global"). The purchase was made under the terms of an asset purchase agreement, dated as of December 10, 1998, by and among the Company, Global, and Jerry Ward, the sole stockholder of Global (the "Purchase Agreement"). The purchase price consisted of $24,000,000 in cash and 738,178 shares of Company Common Stock (value of $8,000,000) par value $.01 per share (the "Common Stock"). In addition, the Purchase Agreement provides for the payment of an earnout amount in the event that Global achieves certain 1999 earnings based financial performance targets, in an amount up to $9,000,000, to be paid twenty five percent in cash and seventy five percent in shares of Common Stock.

              The purchase price for all of the assets and ongoing business of Global was determined through arms' length negotiations between the Company and Mr. Ward and took into consideration various factors concerning the value of the business of Global. Funding for the acquisition, including related expenses, was obtained primarily from borrowing under an existing revolving credit agreement with the Company's bank, First Union Commercial Corporation.

              Global is engaged in the business of providing information technology services related to the installation and implementation of enterprise resource planning software solutions, particularly SAP R/3, for middle market companies and divisions of Fortune 1000 companies. Global has strategic alliances with SAP America, Inc., a provider of enterprise resource planning software and systems, and others. Purchaser intends to continue that business.

              The financial statements of Global and pro forma information relating to the acquisition, required to be filed in connection with the acquisition pursuant to items 7(a) and (b) of Form 8-K, are included herewith.

ITEM 7.           FINANCIAL STATEMENTS AND EXHIBITS.

         (a)      Financial Statements of Business Acquired

                  (i) Financial Statements of Global Core Strategies, Inc. as of December 31, 1997 and for the year ended December 31, 1997.

         (b)      Pro Forma Financial Information

                  (i) Unaudited Pro Forma Combined Balance Sheet as of September 30, 1998.

                  (ii) Unaudited Pro Forma Statements of Operations for the year ended December 31, 1997 and for the nine months ended September 30, 1998

(c)      Exhibits

         *        Exhibit 2.1       Press Release dated December 7, 1998

         *        Exhibit 2.2       Purchase Agreement, among Condor Technology
                                    Solutions, Inc., Global Core Strategies,
                                    Inc., and Jerry Ward, dated December 10,
                                    1998

         *        Exhibit 2.3       Press Release dated December 22, 1998

         **       Exhibit 10.1.1    First Modification to Business Loan and
                                    Security Agreement between the Company and First Union Commercial Corporation and related ancillary documents.

         **       Exhibit 23.1      Consent of PricewaterhouseCoopers LLP
 ------------------------------------------------------------------------------
         *        Previously filed as part of the Company's Current
                           Report on Form 8-K, filed on December 22, 1998 (File No. 000-23635), and omitted pursuant to General Instruction B.3 of Form 8-K.
         **       Filed herewith

                                    SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

                                            CONDOR TECHNOLOGY SOLUTIONS, INC.

Date: February 22, 1999                     By: /S/  WILLIAM J. CARAGOL, JR.
                                                --------------------------------
                                            William J. Caragol, Jr.
                                            Vice President and Chief Financial
                                            Officer

                        CONDOR TECHNOLOGY SOLUTIONS, INC.
                          INDEX TO FINANCIAL STATEMENTS




                                                                                                                              PAGE
                                                                                                                              ----
CONDOR TECHNOLOGY SOLUTIONS, INC. UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS
  Introduction to Unaudited Pro Forma Combined Financial Statements.......................................................       F-2
  Unaudited Pro Forma Combined Balance Sheet..............................................................................       F-3
  Unaudited Pro Forma Combined Statements of Operations...................................................................       F-4
  Notes to Unaudited Pro Forma Combined Financial Statements..............................................................       F-6
GLOBAL CORE STRATEGIES, INC.
  Report of Independent Accountants.......................................................................................      F-12
  Balance Sheets..........................................................................................................      F-13
  Statements of Operations................................................................................................      F-14
  Statements of Changes in Stockholder's Equity...........................................................................      F-15
  Statements of Cash Flows................................................................................................      F-16
  Notes to the Financial Statements.......................................................................................      F-17

            CONDOR TECHNOLOGY SOLUTIONS, INC. AND FOUNDING COMPANIES
                       INTRODUCTION TO UNAUDITED PRO FORMA
                          COMBINED FINANCIAL STATEMENTS

         The following unaudited pro forma combined financial statements give effect to the acquisitions completed through December 31, 1998 by Condor Technology Solutions, Inc. ("Condor"). Specifically, they give effect to the acquisition of (i) substantially all of the assets and going business of Global Core Strategies, Inc. ("Global") consummated on December 10, 1998, which is considered significant under the rules and regulations of the Securities and Exchange Commission; (ii) Decision Support Technology, Inc. ("DST"), Louden Associates, Inc. ("Louden"), and LINC Systems Corporation ("LINC"), collectively "Other Acquisitions", each of which is considered insignificant and all of which were consummated prior to September 30, 1998; and (iii) Management Support Technology Corp., Computer Hardware Maintenance Company, Inc., Federal Computer Corporation, Corporate Access, Inc., Interactive Software Systems Incorporated, U.S. Communications, Inc., InVenture Group, Inc. and MIS Technologies, Inc. (including Kinnaird Technical Resources, Inc.) collectively "Founding Companies", each of which was consummated on February 10, 1998.

         The unaudited pro forma combined balance sheet gives effect to the acquisition of Global as if it had occurred as of the Company's most recent balance sheet date, September 30, 1998.

         The unaudited pro forma combined statements of operations give effect to (i) Condor's initial public offering ("IPO") of Common Stock on February 5, 1998 as if such offering had occurred on January 1, 1997; (ii) the acquisition of the Founding Companies which were business combinations accounted for under the purchase method of accounting as if such acquisitions had been consummated on January 1, 1997; (iii) the acquisition of Global, which was a business combination accounted for under the purchase method of accounting, as if such acquisition had occurred on January 1, 1997; and (iv) the acquisitions of the Other Acquisitions which were business combinations accounted for under the purchase method of accounting, as if such acquisitions had occurred on January 1, 1997. Certain reclassifications of amounts included in the statements of operations of acquired companies have been made to conform with Condor's financial statement presentation.

         The pro forma adjustments are based on estimates, available information and certain assumptions and may be revised as additional information becomes available. The pro forma financial data do not purport to represent what Condor's financial position or results of operations would actually have been if such transactions in fact had occurred on those dates and are not necessarily representative of Condor's financial position or results of operations for any future period. Since the acquired companies were not under common control or management, historical combined results may not be comparable to, or indicative of, future performance. The unaudited pro forma combined financial statements should be read in conjunction with the other financial statements and notes thereto included herein in this Form 8-K/A and Condor's consolidated financial statements and notes thereto included in its Annual Report on Form 10-K for the year ended December 31, 1997 and its Quarterly Reports on Form 10-Q for the periods ended March 31, 1998, June 30, 1998 and September 30, 1998.

         These pro forma combined financial statements do not include the effects of Condor's acquisition of PowerCrew, Inc. on November 4, 1998, which is considered insignificant. Aggregate consideration paid for the acquisition was approximately $3.7 million (excluding potential additional consideration under earnout agreements of $5.5 million) consisting of $2.9 in cash and 72,522 shares with a value of $800,000. Goodwill arising from this acquisition, which will be accounted for under the purchase method of accounting is expected to approximate $4.0 million.

                        CONDOR TECHNOLOGY SOLUTIONS, INC.

                   UNAUDITED PRO FORMA COMBINED BALANCE SHEET

                              AT SEPTEMBER 30, 1998
                                 (in thousands)


                                                                                      PRO FORMA      PRO FORMA
                                                         CONDOR        GLOBAL        ADJUSTMENTS      COMBINED
                                                         ------        ------        -----------     ---------
ASSETS
CURRENT ASSETS
  Cash and cash equivalents                           $     6,885    $     190     $         -     $   7,075
  Marketable Securities                                       167            -               -           167
  Accounts receivable, net                                 34,809        6,754               -        41,563
  Inventory, net                                              481            -               -           481
  Prepaids and other current assets                         2,415          189           (189)         2,415
                                                        ----------     --------      ----------      --------
      Total current assets                                 44,757        7,133           (189)        51,701

PROPERTY AND EQUIPMENT, NET                                 3,637           81               -         3,718
GOODWILL AND OTHER INTANGIBLES, NET                        89,619            -          27,862       117,481
OTHER ASSETS                                                1,326          757           (757)         1,326
                                                        ----------     --------      ----------      --------
  TOTAL ASSETS                                            139,339        7,971         26,916        174,226
                                                        ----------     --------      ----------      --------
                                                        ----------     --------      ----------      --------

LIABILITIES AND STOCKHOLDERS' EQUITY
CURRENT LIABILITIES
  Accounts payable                                         16,257        1,140              -         17,397
  Accrued expenses and other current liabilities           11,566        2,222           (475)        13,313
  Deferred revenue                                          6,054            -               -         6,054
  Current portion of long-term obligations                    444            -               -           444
                                                        ----------     --------      ----------      --------
      Total current liabilities                            34,321        3,362           (475)        37,208

LONG-TERM DEBT                                                410            -          24,000        24,410
OTHER LONG-TERM OBLIGATIONS                                 2,980            -               -         2,980
                                                        ----------     --------      ----------      --------
      Total liabilities                                    37,711        3,362          23,525        64,598

COMMITMENTS AND CONTINGENCIES
STOCKHOLDERS' EQUITY
  Common stock                                                112            -               7           119
  Additional paid-in capital                              102,427            1           7,992       110,420
  Accumulated deficit                                       (682)        4,608          (4,608)         (682)
  Cumulative translation adjustment                          (35)            -               -           (35)
  Treasury stock, at cost                                   (194)            -               -          (194)
                                                        ----------     --------      ----------      --------
Total stockholders' equity                                101,628        4,609           3,391       109,628
                                                        ----------     --------      ----------      --------
TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY            $   139,339    $   7,971     $    26,916     $ 174,226
                                                        ----------     --------      ----------      --------
                                                        ----------     --------      ----------      --------

The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        CONDOR TECHNOLOGY SOLUTIONS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                      FOR THE YEAR ENDED DECEMBER 31, 1997
                        (IN THOUSANDS, EXCEPT SHARE DATA)


                                                       FOUNDING                     OTHER       PRO FORMA     PRO FORMA
                                          CONDOR      COMPANIES       GLOBAL     ACQUISITIONS  ADJUSTMENTS    COMBINED
                                         ----------  -------------   ----------  ------------  ------------  ------------

  IT service revenues                    $      -  $      50,232  $    13,417   $      17,450  $         -   $    81,099
  Hardware procurement revenues                 -         94,045            -               -            -        94,045
                                          --------  -------------   ----------   -------------  -----------     ---------
    Total revenues                              -        144,277       13,417          17,450            -       175,144
                                          --------  -------------   ----------   -------------  -----------     ---------

  Cost of IT services                           -         23,284        8,905          11,533            -        43,722
  Cost of hardware procurement                  -         85,656            -               -            -        85,656
                                          --------  -------------   ----------   -------------  -----------     ---------
    Total cost of revenues                      -        108,940        8,905          11,533            -       129,378
                                          --------  -------------   ----------   -------------  -----------     ---------

  Gross profit                                  -         35,337        4,512           5,917            -        45,766

  Selling, general & administrative
    expenses                                  544         27,373        2,793           5,498      (8,649)        27,559
  Depreciation and amortization                 -          1,071            2             218        4,154         5,445
  One-time merger charges                   2,171              -            -               -      (1,771)           400
                                          --------  -------------   ----------   -------------  -----------     ---------

  Income (loss) from operations           (2,715)          6,893        1,717             201        6,266        12,362
  Interest and other income (expense),
    net                                         -          1,628            7             (2)      (1,632)             1
                                          --------  -------------   ----------   -------------  -----------     ---------

  Income (loss) before taxes              (2,715)          8,521        1,724             199        4,634        12,363
  Provision for taxes                           -          2,279          258           (182)        3,208         5,563
                                          --------  -------------   ----------   -------------  -----------     ---------

  Net income (loss)                      $(2,715)  $       6,242   $    1,466   $         381  $     1,426     $   6,800
                                          --------  -------------   ----------   -------------  -----------     ---------
                                          --------  -------------   ----------   -------------  -----------     ---------


  Net income per share                                                                                         $    0.72
                                                                                                                ---------
                                                                                                                ---------
 Shares used in computing pro forma
 net income per share (See Note 5)                                                                                 9,439
                                                                                                                ---------
                                                                                                                ---------


The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

                        CONDOR TECHNOLOGY SOLUTIONS, INC.

              UNAUDITED PRO FORMA COMBINED STATEMENT OF OPERATIONS

                  FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998
                        (IN THOUSANDS, EXCEPT SHARE DATA)



                                                        FOUNDING                      OTHER      PRO FORMA      PRO FORMA
                                            CONDOR     COMPANIES       GLOBAL     ACQUISITIONS  ADJUSTMENTS      COMBINED
                                            ------     ---------       ------     ------------  -----------     ---------
 IT service revenues                         $59,369  $     4,275  $   21,961   $      11,476  $     (340)  $   96,741
 Hardware procurement revenues                54,989       10,786           -               -            -      65,775
                                             -------   -----------  ----------   -------------  -----------  ----------
   Total revenues                            114,358       15,061      21,961          11,476        (340)     162,516
                                             -------   -----------  ----------   -------------  -----------  ----------

 Cost of IT services                         28,680         1,851      15,266           7,934        (340)      53,391
 Cost of hardware procurement                49,814         9,828           -               -            -      59,642
                                             -------   -----------  ----------   -------------  -----------  ----------
   Total cost of revenues                    78,494        11,679      15,266           7,934        (340)     113,033
                                             -------   -----------  ----------   -------------  -----------  ----------

 Gross profit                                35,864         3,382       6,695           3,542            -      49,483

 Selling, general & administrative expenses  22,124         6,192       4,157           4,067      (6,248)      30,292
 Depreciation and amortization                3,125           121          13             105       1,404        4,768
 One-time merger charges                      5,000             -           -               -      (5,000)           -
                                             -------   -----------  ----------   -------------  -----------  ----------

 Income (loss) from operations                5,615        (2,931)      2,525            (630)      9,844       14,423
 Interest and other income (expense), net       560           117          29             (26)      (1,212)       (532)
                                             -------   -----------  ----------   -------------  -----------  ----------

 Income (loss) before taxes                   6,175        (2,814)      2,554            (656)       8,632      13,891
 Provision for taxes                          4,152            87         201               -        1,811       6,251
                                             -------   -----------  ----------   -------------  -----------  ----------

 Net income (loss)                          $ 2,023   $    (2,901) $    2,353   $        (656) $     6,821  $    7,640
                                             -------   -----------  ----------   -------------  -----------  ----------
                                             -------   -----------  ----------   -------------  -----------  ----------
 Net income per basic share                                                                                 $     0.64
                                                                                                             ----------
                                                                                                             ----------
 Net income per dilutive share                                                                              $     0.63
                                                                                                             ----------
                                                                                                             ----------
 Shares used in computing pro forma net
 income per  basic share (See Note 5)                                                                           11,937
                                                                                                             ----------
                                                                                                             ----------
 Shares used in computing pro forma net
 income per dilutive share (See Note 5)                                                                         12,108
                                                                                                             ----------
                                                                                                             ----------


The accompanying notes are an integral part of these unaudited pro forma combined financial statements.

            CONDOR TECHNOLOGY SOLUTIONS, INC. AND FOUNDING COMPANIES

           NOTES TO UNAUDITED PRO FORMA COMBINED FINANCIAL STATEMENTS


1. ACQUISITION OF FOUNDING COMPANIES

         Concurrently with and as a condition to the closing of the IPO, Condor acquired all of the outstanding capital stock of the Founding Companies. The acquisitions are accounted for using the purchase method of accounting with Condor identified as the accounting acquiror. The carrying value of intangible assets is periodically reviewed by the Company based on the expected future undiscounted operating cash flows of the related business unit.

         The following table sets forth the consideration paid in cash and in shares of Common Stock to the stockholders of each of the Founding Companies. For purposes of computing the purchase price for accounting purposes, the value of shares was determined using a fair value of $10.40 per share, which represents a discount of 20 percent from the initial public offering price of $13.00 per share due to restrictions on the sale and transferability of the shares issued.


                                                 SHARES OF                                             ALLOCATION
                                                  COMMON       VALUE        TOTAL         ADJUSTED    OF PURCHASE
                                       CASH        STOCK      OF SHARES  CONSIDERATION    NET ASSETS      PRICE       GOODWILL  LIFE
                                       ----      ---------    ---------  -------------    ----------  -----------     --------  ----
                                                                 (in thousands, except share data)
                 MST                  $ 9,750     603,846    $ 6,280      $ 16,030        $  262                   $ 15,768      35
                 CHMC                  17,100     146,154      1,520        18,620         1,847                     16,773      35
                 Federal                7,500     576,923      6,000        13,500         3,841                      9,659      35
                 Corporate Access       5,200     200,000      2,080         7,280           427                      6,853      30
                 ISSI                   5,000     538,462      5,600        10,600         1,641      5,000(a)        1,459       7
                                                                                                      2,500(b)                    5
                 US Comm                  600      46,154        480         1,080           144                        936      30
                 InVenture                750      57,692        600         1,350          (101)                     1,451      35
                 MIS                    1,200     138,462      1,440         2,640          (375)                     3,015      35
                                     --------- ----------- ---------- ------------- ------------- ------------- ------------
                                     $ 47,100   2,307,693    $24,000      $ 71,100       $ 7,686        $7,500     $ 55,914
                                     --------- ----------- ---------- ------------- ------------- ------------- ------------
                                     --------- ----------- ---------- ------------- ------------- ------------- ------------


         Pursuant to contingent payment agreements entered into as part of the transaction, six of the Founding Companies are eligible to receive contingent consideration in the form of additional common stock and cash. Such contingent consideration is based on a multiple of earnings and may be paid if these companies achieve a level of earnings in excess of projected earnings. As of December 31, 1998 the Founding Companies have earned approximately $18.4 million of contingent consideration of which $6.0 million is payable in cash. The remaining maximum consideration equals $18.4 million covering a period from 1999 to 2000.
-------------

(a) Represents amount allocated to in-process research and development.

(b) Represents amount allocated to existing technology.

2. ACQUISITIONS

         In May 1998, Condor acquired all of the outstanding common stock of DST. In June 1998, Condor acquired all of the outstanding common stock of Louden. In July 1998, Condor acquired all of the outstanding common stock of LINC. In November 1998, Condor acquired all of the outstanding common stock of PowerCrew. In December 1998, Condor acquired substantially all of the assets and going business of Global through its wholly owned subsidiary, Global Core Strategies Acquisition, Inc., a Delaware corporation.

         The following table sets forth the consideration paid in cash and in shares of Common Stock to the stockholder of Global, the allocation of the consideration to net assets acquired and the resulting goodwill.


SIGNIFICANT               SHARES OF                                                      ALLOCATION
ACQUISITION                COMMON         VALUE            TOTAL          ADJUSTED       OF PURCHASE
                 CASH       STOCK       OF SHARES      CONSIDERATION     NET ASSETS         PRICE         GOODWILL    LIFE
                --------  ----------    ---------      -------------     ----------      -----------      --------    ----

Global        $  24,000     738,178   $     8,000    $        32,000   $      4,138                    $     24,462      35
                                                                                           3,400 (a)                     10
                --------  ----------    ----------     --------------    -----------     ------------    ----------
              $  24,000     738,178   $     8,000    $        32,000   $      4,138    $   3,400       $     24,462
                --------  ----------    ----------     --------------    -----------     ------------    ----------
                --------  ----------    ----------     --------------    -----------     ------------    ----------



         During 1998, Condor purchased the Other Acquisitions for a total purchase price of $28.3 million, consisting of $25.1 million in cash consideration and 227,086 shares of common stock resulting in goodwill of $27.6 million which is amortized over a period of 35 years.

         Pursuant to contingent payment agreements entered into as part of these transactions, three of these businesses are eligible to receive contingent consideration in the form of additional common stock and cash. Such contingent consideration is based on a multiple of earnings and may be paid if these companies achieve a level of earnings in excess of projected earnings. As of December 31, 1998 these Companies have earned approximately $6.3 million of contingent consideration of which $1.26 million is payable in cash. The remaining maximum consideration equals $11.6 million covering a period from 1999 to 2001.

------------

         (a) Represents amount allocated to a management agreement with a third party SAP reseller.

3. UNAUDITED PRO FORMA COMBINED BALANCE SHEET ADJUSTMENTS

         The following table summarizes unaudited pro forma combined balance sheet adjustments:


                                                    (A)         (B)          TOTAL
                                                 ----------- ----------- ---------------
                                                              (in thousands)
             ASSETS
             CURRENT ASSETS:
             Cash and cash equivalents.........    $ 24,000  $ (24,000)       $      -
             Prepaids and other current assets.           -       (189)           (189)
                                                 ----------- ----------- ---------------
               Total current assets............      24,000    (24,189)           (189)
             Goodwill, net.....................           -     27,862          27,862
             Other assets......................           -       (757)           (757)
                                                 ----------- ----------- ---------------
               Total assets....................    $ 24,000  $  2,916         $ 26,916
                                                 ----------- ----------- ---------------
                                                 ----------- ----------- ---------------

             LIABILITIES AND STOCKHOLDERS'
               EQUITY
              Accrued Expense and other
               current liabilities.............      $    -    $  (475)       $   (475)
                                                 ----------- ----------- ---------------
                 Total current liabilities...             -       (475)           (475)
               LONG-TERM DEBT..................      24,000          -          24,000
                                                 ----------- ----------- ---------------
               Total liabilities...............      24,000       (475)          23,525
             Stockholders' equity..............
               Common Stock....................           -           7               7
               Additional paid-in capital......           -       7,992           7,992
               Retained earnings...............           -      (4,608)         (4,608)
                                                 ----------- ----------- ---------------
               Total stockholders' equity......           -       3,391           3,391
                                                 ----------- ----------- ---------------
               Total liabilities and stockholders'
               equity..........................    $ 24,000    $  2,916       $  26,916
                                                 ----------- ----------- ---------------
                                                 ----------- ----------- ---------------

-----------

              (A) Reflects the borrowing under Condor's revolving credit facility for the purchase of Global.

              (B) Reflects the acquisition of Global, consisting of $24,000,000 of cash, 738,178 shares of common stock valued at $8,000,000 for a total purchase price of $32,000,000. The adjustment also reflects the write of assets not purchased and liabilities not assumed by Condor.

4. UNAUDITED PRO FORMA COMBINED STATEMENTS OF OPERATIONS ADJUSTMENTS

         The following tables summarize unaudited adjustments to the pro forma combined statements of operations:

         For the year ended December 31, 1997:


                                                                                                          TOTAL
                                                                                                        PRO FORMA
                                        (A)         (B)          (C)          (D)           (E)        ADJUSTMENTS
                                     ----------  -----------  -----------  -----------   -----------  ---------------
                                                                     (IN THOUSANDS)
   Selling, general and              $ (8,649)     $      -   $        -      $     -     $       -      $    (8,649)
   administrative
   Intangible amortization                   -        4,154            -            -             -            4,154
   One-time merger charges                   -            -            -       (1,771)            -           (1,771)
                                     ----------  -----------  -----------  -----------   ------------    ------------

   Income (loss) from operations         8,649       (4,154)           -        1,771             -            6,266
   Other income (expense):
   Interest income (expense)                 -            -       (1,632)           -             -           (1,632)
                                     ----------  -----------  -----------  -----------   ------------    ------------

   Income (loss) before income taxes     8,649       (4,154)      (1,632)       1,771             -            4,634
   Provision for income taxes                -            -            -            -         3,208            3,208
                                     ----------  -----------  -----------  -----------   ------------    ------------

   Net income (loss)                 $   8,649     $ (4,154)  $   (1,632)     $ 1,771     $  (3,208)     $     1,426
                                     ----------  -----------  -----------  -----------   ------------    ------------
                                     ----------  -----------  -----------  -----------   ------------    ------------


-----------

         (A) Reflects the reductions in salaries, bonuses and benefits to the stockholders and managers of the acquired businesses to which they have agreed prospectively. On a prospective basis, bonuses will only be paid if earnings increase to a level well in excess of 1997 pro forma levels.

         (B) Reflects the amortization of goodwill to be recorded as a result of these acquisitions over a period of seven- to 35-years. These amortization periods were determined based on an analysis of the characteristics of the individual acquired companies.

         (C) Reflects the interest expense to be recorded as a result of borrowing $24,000,000 to purchase Global, determined based on Condor's current borrowing rate under its Revolving Credit Facility.

         (D) Reflects the reduction in compensation expense related to the non-recurring, non-cash compensation charge of $1,771,000 recorded by Condor in 1997 related to Common Stock issued to management of and consultants to the Company. The issuances of Common Stock were made in contemplation of the Mergers and the Offering, and no future issuances of this nature are anticipated.

         (E) Reflects (i) the incremental provision for federal and state income taxes assuming all entities were subject to federal and state income taxes; (ii) federal and state income taxes relating to the other statements of operations' adjustments;
                  (iii) income taxes on S corporation income; and (iv) that the majority of intangible amortization is not tax deductible.

         For the nine months ended September 30, 1998:


                                                                                                                       TOTAL
                                                                                                                     PRO FORMA
                                        (A)          (B)         (C)          (D)           (E)          (F)        ADJUSTMENTS
                                     ----------   ----------  -----------  -----------  ------------  -----------  ---------------
   Revenues                           $  (340)     $      -     $      -    $       -        $    -     $      -      $     (340)
   Cost of  revenues                     (340)            -            -            -             -            -            (340)
                                     ----------   ----------  -----------  -----------  ------------  -----------  ---------------

   Gross profit                             -             -            -            -             -            -                -
   Selling, general and                     -        (6,248)           -            -             -            -          (6,248)
   administrative
   Intangible amortization                  -             -        1,404            -             -            -            1,404
   In process R&D                           -             -            -            -        (5,000)           -           (5,000)
                                     ----------   ----------  -----------  -----------  ------------  -----------  ---------------

   Income (loss) from operations            -         6,248       (1,404)           -         5,000            -            9,844
   Other income (expense):
   Interest income (expense)                -             -            -       (1,212)            -            -           (1,212)
                                     ----------   ----------  -----------  -----------  ------------  -----------  ---------------

   Income (loss) before income taxes        -         6,248       (1,404)      (1,212)        5,000            -            8,632
   Provision for income taxes               -             -            -            -            -         1,811            1,811
                                     ----------   ----------  -----------  -----------  ------------  -----------  ---------------

   Net income (loss)                  $     -      $  6,248     $(1,404)    $  (1,212)      $ 5,000    $  (1,811)     $     6,821
                                     ----------   ----------  -----------  -----------  ------------  -----------  ---------------
                                     ----------   ----------  -----------  -----------  ------------  -----------  ---------------

-----------

         (A) Reflects the elimination of intercompany revenues and cost of revenues between one of the Founding Companies and one of the Other Acquisitions for work performed prior to the acquisition of both entities.

         (B) Reflects the reductions in salaries, bonuses and benefits to the stockholders and managers of the acquired businesses to which they have agreed prospectively. On a prospective basis, bonuses will only be paid if earnings increase to a level well in excess of 1998 pro forma levels.

         (C) Reflects the amortization of goodwill to be recorded as a result of these acquisitions over a period of seven- to 35-years. These amortization periods were determined based on an analysis of the characteristics of the individual acquired companies.

         (D) Reflects the interest expense to be recorded as a result of borrowing $24,000,000 to purchase Global, determined based on Condor's current borrowing rate under its Revolving Credit Facility.

         (E) Reflects the elimination of a $5,000,000 non-recurring charge for purchased research and development related to the purchase of one of the Founding Companies.

         (F) Reflects (i) the incremental provision for federal and state income taxes assuming all entities were subject to federal and state income taxes; (ii) federal and state income taxes relating to the other statements of operations' adjustments;
                  (iii) income taxes on S corporation income; and (iv) that the majority of intangible amortization is not tax deductible.

5. UNAUDITED PRO FORMA SHARES USED IN COMPUTING PRO FORMA NET INCOME PER SHARE

FOR THE YEAR ENDED DECEMBER 31, 1997:

         Includes (i) 1,682,240 weighted average shares issued to founders, consultants and management of Condor; (ii) 2,307,693 shares issued to owners of the Founding Companies; (iii) 4,484,067 of the 6,785,000 shares sold in the Offering necessary to pay the cash portion of the Merger consideration and to pay expenses of the Offering; (iv) 738,178 shares issued to the sole stockholder of Global Core Strategies, Inc.; and (v) 227,086 shares issued to the owners of the Other Acquisitions.

FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998:

         Pro forma shares used in computing Pro Forma Net Income Per Basic Share includes (i) 1,892,307 shares issued to founders, consultants and management of Condor; (ii) 2,307,693 shares issued to owners of the Founding Companies; (iii) 6,785,000 shares sold in the Offering necessary to pay the cash portion of the Merger consideration and to pay expenses of the Offering; (iv) 738,178 shares issued to the sole stockholder of Global Core Strategies, Inc.; and (v) 227,086 shares issued to the owners of the Other Acquisitions less 13,178 of treasury shares.

         Pro Forma shares used in computing pro forma net income per diluted shares includes all shares used in computing pro forma net income per basic share plus shares assumed for stock options and weighted average earnout shares earned through September 30, 1998.

                        REPORT OF INDEPENDENT ACCOUNTANTS





To the Board of Directors and Stockholder of Global Core Strategies, Inc.

In our opinion, the accompanying balance sheet and the related statements of operations, of changes in stockholder's equity and of cash flows present fairly, in all material respects, the financial position of Global Core Strategies, Inc. at December 31, 1997, and the results of its operations and its cash flows for the year then ended in conformity with generally accepted accounting principles. These financial statements are the responsibility of the Company's management; our responsibility is to express an opinion on these financial statements based on our audit. We conducted our audit of these statements in accordance with generally accepted auditing standards which require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for the opinion expressed above.



PricewaterhouseCoopers LLP


McLean, VA
February 8, 1999

                          GLOBAL CORE STRATEGIES, INC.
                                 BALANCE SHEETS
                        (in thousands, except share data)


                                                                               December 31,        September 30,
                                                                                   1997                 1998
                                                                            ------------------  -------------------
                                                                                                    (unaudited)
                                   ASSETS

  Current assets:
      Cash                                                                   $          1,192    $             190
      Accounts receivable, net of allowance for doubtful accounts of
          $0 and $150                                                                   2,502                6,754
      Accounts receivable - affiliate                                                     154                   92
      Employee loans                                                                       17                   97
                                                                            ------------------  -------------------
          Total current assets                                                          3,865                7,133
                                                                            ------------------  -------------------

      Fixed assets, net                                                                    14                   81
      Due from affiliate                                                                  792                  732
      Other non-current assets                                                             20                   25
                                                                            ------------------  -------------------
                                                                            ------------------  -------------------
          Total assets                                                       $          4,691    $           7,971
                                                                            ------------------  -------------------
                                                                            ------------------  -------------------

                    LIABILITIES AND STOCKHOLDER'S EQUITY

  Current liabilities:
      Bank line of credit                                                    $            550    $               -
      Accounts payable                                                                    371                1,140
      Accrued liabilities                                                               1,149                1,748
      State income tax payable                                                            135                  351
                                                                            ------------------  -------------------
          Total current liabilities                                                     2,205                3,239
                                                                            ------------------  -------------------
      Deferred state income tax payable                                                   123                  123
                                                                            ------------------  -------------------
          Total liabilities                                                             2,328                3,362
                                                                            ------------------  -------------------

      Commitments and contingencies (Note 5)

  Stockholder's equity:
      Common stock, no par value; 20,000 shares authorized,
          100 shares issued and outstanding                                                 -                    -
      Additional paid-in capital                                                            1                    1
      Retained earnings                                                                 2,362                4,608
                                                                            ------------------  -------------------

          Total stockholder's equity                                                    2,363                4,609
                                                                            ------------------  -------------------

          Total liabilities and stockholder's equity                         $          4,691    $           7,971
                                                                            ------------------  -------------------
                                                                            ------------------  -------------------

   The accompanying notes are an integral part of these financial statements.

                          GLOBAL CORE STRATEGIES, INC.
                            STATEMENTS OF OPERATIONS
                                 (in thousands)


                                                                                                     NINE MONTHS ENDED
                                                                                                       SEPTEMBER 30,
                                                                         YEAR ENDED           -----------------------------
                                                                        DECEMBER 31,
                                                                            1997                 1997               1998
                                                                        ------------          -----------       -----------
                                                                                              (UNAUDITED)       (UNAUDITED)
Revenue                                                                $     13,417        $     9,260       $     21,961
                                                                      -------------        -----------       ------------
Cost of services and expenses                                                 8,905              5,956             15,266
                                                                      -------------        -----------       ------------
Gross profit                                                                  4,512              3,304              6,695

Selling, general and administrative expenses                                  2,795              1,969              4,170
                                                                      -------------        -----------       ------------
Income from operations                                                        1,717              1,335              2,525
                                                                      -------------        -----------       ------------
Other (expense) income:
   Interest expense                                                             (30)               (18)               (13)
   Interest income                                                               37                 28                 42
                                                                      -------------        -----------       ------------
        Total other (expense) income                                              7                 10                 29
                                                                      -------------        -----------       ------------
Income before provision for State income tax                                  1,724              1,345              2,554
                                                                      -------------        -----------       ------------
Provision for taxes
     Current                                                                    135                102                201
     Deferred                                                                   123                 93
                                                                      -------------        -----------       ------------
                                                                                258                195                201
                                                                      -------------        -----------       ------------
Net income                                                             $      1,466        $     1,150       $      2,353
                                                                      -------------        -----------       ------------
                                                                      -------------        -----------       ------------
Unaudited pro forma information:
   Pro forma net income before provision for income taxes              $      1,724        $     1,345       $      2,554
   Provision for income taxes                                                   776                605              1,149
                                                                      -------------        -----------       ------------
Pro forma income (see Note 2)                                          $        948        $       740       $      1,405
                                                                      -------------        -----------       ------------
                                                                      -------------        -----------       ------------




   The accompanying notes are an integral part of these financial statements.

                          GLOBAL CORE STRATEGIES, INC.
                  STATEMENTS OF CHANGES IN STOCKHOLDER'S EQUITY
                        (in thousands, except share data)


                                                COMMON         ADDITIONAL
                                                 STOCK          PAID-IN         RETAINED          STOCKHOLDER'S
                                                SHARES          CAPITAL         EARNINGS              EQUITY
                                             -------------- ---------------   --------------     -----------------
     Balance, December 31, 1996                        100   $           1   $        1,001     $           1,002

     Net Income                                                                       1,466                 1,466

     Distribution to stockholder                                                       (105)                 (105)

                                             --------------   -------------   --------------     -----------------
     Balance, December 31, 1997                        100               1   $        2,362     $           2,363

     Net Income                                                                       2,353                 2,353

     Distribution to stockholder                                                       (107)                 (107)

                                             --------------   -------------   --------------     -----------------
                                             --------------   -------------   --------------     -----------------
     Balance, September 30, 1998 (unaudited)           100  $            1   $        4,608     $           4,609
                                             --------------   -------------   --------------     -----------------
                                             --------------   -------------   --------------     -----------------



   The accompanying notes are an integral part of these financial statements.

                          GLOBAL CORE STRATEGIES, INC.
                            STATEMENTS OF CASH FLOWS
                                 (in thousands)


                                                                                                 NINE MONTHS ENDED
                                                                                                   SEPTEMBER 30,
                                                                                        ------------------------------------
                                                                        YEAR ENDED
                                                                       DECEMBER 31,
                                                                                        ------------------------------------
                                                                           1997              1997                1998
                                                                    ------------------  ----------------   -----------------
                                                                                          (UNAUDITED)        (UNAUDITED)

CASH FLOWS FROM OPERATING ACTIVITIES:
   Net income                                                       $           1,466   $          1,150   $          2,353
   Adjustments to reconcile net income to cash provided
             by (used in) operating activities:
       Bad debt                                                                     -                 -                 150
       Depreciation                                                                 2                 -                  13
       Deferred income tax                                                        123                93                   -
       Changes in assets and liabilities:
           Accounts receivable                                                 (1,919)          (1,493)              (4,402)
           Accounts receivable - affiliate                                       (141)               13                  62
                 Increase in other non-current assets                             (20)                -                  (5)
                 Increase in employee loans                                        (8)                -                 (80)
           Accounts payable and accrued liabilities                                701               30               1,368
           State income tax payable                                                144              102                 216
                                                                    ------------------  ----------------   -----------------
           Net cash provided by (used in) operating activities                     348             (105)               (325)
                                                                    ------------------  ----------------   -----------------

CASH FLOWS FROM INVESTING ACTIVITIES:
           Acquisition of equipment                                                (16)             (16)   $            (80)
           Decrease (increase) in due from affiliate                              (640)            (633)                 60
                                                                    ------------------  ----------------   -----------------
           Net cash used in investing activities                                  (656)            (649)                (20)

CASH FLOWS FROM FINANCING ACTIVITIES:
   Proceeds from bank line of credit                                               550              550                (550)
   Distribution to stockholder                                                    (105)               -                (107)
                                                                    ------------------  ----------------   -----------------

   Net cash provided by (used in) financing activities                             445              550                (657)
                                                                    ------------------  ----------------   -----------------

Net increase (decrease) in cash                                                    137             (204)             (1,002)

                                                                    ------------------  ----------------   -----------------
Cash, beginning of period                                                        1,055             1,055              1,192
                                                                    ------------------  ----------------   -----------------

Cash, end of period                                                 $            1,192  $            851   $            190
                                                                    ------------------  ----------------   -----------------
                                                                    ------------------  ----------------   -----------------
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
   Cash paid in interest                                            $               22  $             10   $             43
                                                                    ------------------  ----------------   -----------------
                                                                    ------------------  ----------------   -----------------
   Cash paid for income taxes                                       $                3  $              -   $              -
                                                                    ------------------  ----------------   -----------------
                                                                    ------------------  ----------------   -----------------


   The accompanying notes are an integral part of these financial statements.

                          GLOBAL CORE STRATEGIES, INC.

                        NOTES TO THE FINANCIAL STATEMENTS

1.       BUSINESS AND ORGANIZATION

                  Global Core Strategies, Inc. (the "Company") is an S Corporation headquartered in Stamford, Connecticut. The Company, incorporated in July 1991, installs and implements SAP R/3, a computer software package. In addition, the Company provides related consulting services and complementary computer hardware and software. The Company sells to customers throughout the United States.

                  On December 10, 1998, Condor Technology Solutions, Inc. ("Condor"), through its wholly owned subsidiary, Global Core Strategies Acquisition, Inc., a Delaware corporation acquired substantially all of the assets and going business of the Company.


2.       SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

              INTERIM FINANCIAL INFORMATION

                      The balance sheet as of September 30, 1998 and the
              statements of operations, of changes in stockholder's equity and of cash flows for the nine months ended September 30, 1998 and 1997, are unaudited, and certain information and footnote disclosures related thereto, normally included in financial statements prepared in accordance with generally accepted accounting principles, have been omitted. In the opinion of management, all adjustments, consisting only of normal recurring adjustments necessary to fairly present the financial position, results of operations and cash flows with respect to the interim financial statements, have been included. The results of operations for the interim periods are not necessarily indicative of the results for the entire fiscal year.

              CONCENTRATION OF CREDIT RISK

                      The Company maintains its cash balances in accounts which, at times, may exceed federally insured limits. The Company has not experienced any losses in such accounts and believes there is little or no exposure to any significant credit risk beyond the normal credit risk attendant in its business.

                      The Company had six significant customers which accounted
              for approximately 88% of total 1997 revenues. Accounts receivables included approximately $1,878,176 from these customers at December 31, 1997.

                          GLOBAL CORE STRATEGIES, INC.

              REVENUE RECOGNITION

                  Revenues are recognized for installation, implementation,
              consulting services and maintenance at the time work is performed and the services are rendered.

              FIXED ASSETS

                  Fixed assets are recorded at cost and depreciated using the straight-line method over the estimated useful lives which range up to five years. Repair and maintenance costs are expensed as incurred.

              INCOME TAXES

                      The Company has elected S Corporation status as defined by the Internal Revenue Code whereby the stockholder reports his proportionate share of the taxable earnings or losses of the Company on his individual Federal income tax returns. Therefore, no provision or liability for Federal income taxes has been included in the financial statements. If the Company were subject to taxation, deferred tax assets and liabilities would be established based on temporary differences between the book and tax basis of assets and liabilities. The Company's S Corporation status terminated when it was acquired by Condor.

                      The Company is liable for state income tax. The Company
              files income tax returns using the cash-basis method. Under this method, revenue is recognized as received and expenses are reported as paid. Current income taxes are based on the year's income taxable for state tax reporting purposes. Deferred state income tax liabilities are computed annually for differences between the financial statement and tax bases of assets and liabilities that will result in taxable or deductible amounts in the future based on enacted tax laws and rates applicable to the periods in which the differences are expected to affect taxable income.

                      Due to differences in book and tax accounting treatment
              for certain items, including accounts receivable, fixed assets, and accrued liabilities, the stockholder's basis in the Company's net assets for book purposes exceed the related tax basis by $122,962.

                      The unaudited pro forma income tax information included
              in the Statement of Operations is presented in accordance with Statement of Financial Accounting Standards No. 109, "Accounting for Income Taxes," as if the Company had been subject to federal and state income taxes for the entire periods presented.

              USE OF ESTIMATES

                      The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and the

                          GLOBAL CORE STRATEGIES, INC.

              disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

              ADVERTISING COSTS

                      Advertising and promotion costs are charged to operations
              as incurred and total $67,692.


3.       FIXED ASSETS

                  Fixed Assets consists of the following (in thousands):

             Vehicle                                                   $            16

             Less:  Accumulated depreciation                                        (2)
                                                                       ----------------
                                                                       $            14
                                                                       ----------------
                                                                       ----------------


4.       RELATED PARTY TRANSACTIONS

                  Granite Complete Solutions, LLC ("Granite") is an affiliated company related through the Company's 20% minority interest in Granite.

                  At December 31, 1997, the Company has a loan receivable from Granite of $791,529. The receivable is considered to be long-term in nature. Interest is being charged at the Company's incremental borrowing rate (8.75% at December 31, 1997).

                  The Company participates in a 401(k) plan jointly with Granite (see Note 6), and the two companies share a joint line of credit with a bank. (see Note 7).

                          GLOBAL CORE STRATEGIES, INC.

         Financial information of Granite is as follows (in thousands):

                  Balance sheet as of December 31, 1997:

                 Current assets                                         $    1,584
                                                                        -----------
                                                                        -----------

                 Current liabilities                                           983
                 Noncurrent                                                    792
                                                                        -----------
                                                                             1,775
                 Members' equity                                              (191)
                                                                        -----------
                                                                        $    1,584
                                                                        -----------
                                                                        -----------

                  Results of operations for the year ended December 31, 1997:


             Revenue                                                    $    3,408
             Cost of services                                                3,046
                                                                        -----------
             Operating income                                                  362
             Selling, general and administrative expenses                      374
                                                                        -----------
             Net loss                                                   $      (12)
                                                                        -----------
                                                                        -----------


                  The Company shares personnel with Granite and charged interest on its loan to Granite. Billings for personnel and interest were $103,425 and $37,459, respectively, for 1997 and are included in accounts receivable - affiliate.

                  The minority interest in Granite was not conveyed to Global Core Strategies Acquisition, Inc. in the December 10, 1998 transaction with the Company (described in Note 1).


5.       LEASE COMMITMENTS

                  The Company leases certain facilities under a long-term lease which is accounted for as an operating lease extending through October 31, 2002.

         At December 31, 1997, future minimum rental payments under the lease are as follows:


             1998                                                       $     46,230
             1999                                                             46,565
             2000                                                             48,240
             2001                                                             48,575
             2002                                                             41,875
      Rent expense for 1997 was $12,703.



6.       EMPLOYEE BENEFIT PLAN

                  The Company has a 401(k) savings plan which includes the employees of Granite. Under the plan, eligible employees may elect to defer up to 15% of their salary subject to Internal Revenue Code limits. For the year ended December 31, 1997, the Company contributed $0.


7.       BANK LINE OF CREDIT

                  The Company, jointly with Granite, has a $1,000,000 line of credit with a bank which bears interest (8.75% at December 31, 1997) at the bank's prime rate plus .25% and matures on September 30, 1998. The maximum borrowings are limited to the Company's "borrowing base" as defined in the loan agreement. In addition, the terms of the loan require compliance with certain restrictive covenants. The facility is collateralized by all assets of the Company and its affiliate. At December 31, 1997, the Company had outstanding indebtedness under the line of credit of $550,000.